Exhibit 10.3

Relocation and Repayment Agreement

This Relocation and Repayment Agreement is entered into by and between Sharon Leite (the “Executive” or “I”) and Vitamin Shoppe, Inc. and Vitamin Shoppe Industries Inc. (collectively the “Company”).

1.	Relocation. The Company has agreed to provide the Executive with relocation benefits as set forth in the Vitamin Shoppe Domestic Relocation Policy (Homeowner) (the “Relocation Policy”) in connection with her relocation to an area convenient to the Company’s headquarters in New Jersey; provided, however, that the relocation benefits being provided to the Executive pursuant to the Relocation Policy are amended as follows (collectively, the “Relocation Benefits”):

•	Permission for the Executive to use her previously selected real estate broker (Gwen Harper of Briggs Freeman), in lieu of one recommended by TRC pursuant to the Relocation Policy for purposes of the home marketing assistance, including assumption by the Company of any additional cost imposed by TRC in connection therewith.

•	No right to Temporary Housing benefits.

2.    Sign On Bonus. The Company has agreed to pay the Executive a Sign On Bonus in accordance with the terms of the Employment and Non-Competition Agreement to which this Agreement is attached.

In exchange for receiving the Relocation Benefits and the Sign On Bonus, the Executive acknowledges and agrees to the following conditions.

A.	I understand and agree that the Relocation Benefits that have been and/or are extended by the Company to me and payment of the Sign On Bonus are conditional upon my continued employment with the Company for two (2) years from the commencement of my employment with the Company (the “Hire Date”).

B.	I understand and agree that if I voluntarily terminate my employment (which, for the sake of clarity, does not include a resignation due to an Adverse Change in Status) or if I am terminated by the Company for Cause within two years from the Hire Date, I hereby promise to repay to the Company, 100% of all Relocation Benefits incurred by the Company for my relocation and 100% of the net after-tax portion of the Sign On Bonus; provided that in no event shall I be required to repay more than once the same amount provided.

C.

I acknowledge and agree to repay any portion of the Relocation Benefits incurred by the Company and the Sign On Bonus due to the Company as provided herein no later than 30 business days following my last day of employment. I further authorize the Company to deduct from any salary or other monies due me (including without limitation, expense reimbursements, payment of PTO and payments pursuant to any equity awards), all or part of any Relocation Benefits owed to Company or Sign On Bonus because of my voluntary termination of employment (which, for the sake of clarity, does not include a resignation due to an Adverse Change in Status) or involuntary termination by the Company for Cause, subject to applicable law. I understand and agree to reimburse the Company for any and all costs incurred in enforcing this Relocation Agreement, including attorney’s fees and court costs.

D.	I understand and agree that if I voluntarily terminate my employment (which, for the sake of clarity, does not include a resignation due to an Adverse Change in Status) or if I am terminated by the Company for Cause within two (2) years of the Hire Date, Relocation Benefits paid or reimbursed during the calendar year of my termination will not be tax assisted. Any relocation reimbursements will be reflected as income on my W-2 with no tax assistance provided to offset the additional tax liability.

E.	I understand and agree that this Relocation and Repayment Agreement does not constitute a contract of employment or a guarantee of employment for two (2) years or otherwise. The Company may terminate the employment relationship at any time with or without Cause and with or without notice, subject to the consequences and limitations set forth in the Employment and Non-Competition Agreement.

F.	I understand and agree that the terms and conditions of the Relocation Policy shall apply to me, except as modified herein.

Signature:	/S/ Sharon Leite	Date:	July 17, 2018
Sharon Leite

Accepted and Acknowledged: The Vitamin Shoppe, Inc.

By:	/S/ Alex Smith

Title:	Chairman

Date:	July 17, 2018

Vitamin Shoppe Industries Inc.

By:	/S/ David Kastin

Title:	General Counsel

Date:	July 17, 2018

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